Exhibit 99

FPL Group, Inc. Corporate Communications Dept. Media Line: (305) 552-3888 April 30, 2008 FOR IMMEDIATE RELEASE

NOTE TO EDITORS: This news release reflects the earnings report of FPL Group, Inc. Reference to the corporation and its earnings or financial results should be to "FPL Group" and not abbreviated using the name "FPL" as the latter is the name/acronym of the corporation's electric utility subsidiary.

FPL Group announces strong first quarter earnings for 2008

  FPL Energy achieves outstanding results
  Florida Power & Light Company's results are impacted by economic slowdown in Florida
  FPL Group reaffirms adjusted earnings expectations of $3.83 to $3.93 per share in 2008 and $4.15 to $4.35 per share for 2009

JUNO BEACH, Fla. (April 30, 2008) - FPL Group, Inc. (NYSE: FPL) today reported 2008 first quarter net income on a GAAP basis of $249 million, or $0.62 per share, compared with $150 million, or $0.38 per share, in the first quarter of 2007. FPL Group's net income for the first quarter of 2008 included a net unrealized after-tax loss of $52 million associated with the mark-to-market effect of non-qualifying hedges and a $4 million after-tax loss related to other than temporary impairments on investments, or OTTI. The results for last year's first quarter included a net unrealized after-tax loss of $127 million primarily associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges and OTTI, FPL Group's adjusted earnings were $305 million, or $0.76 per share, for the first quarter of 2008, compared with $277 million, or $0.70 per share, in the first quarter of 2007.

FPL Group's management uses adjusted earnings internally for financial planning, for analysis of certain performance, for reporting of results to the Board of Directors and as inputs in determining whether certain performance targets are met for performance-based compensation under the company's employee incentive compensation plans. FPL Group also uses earnings expressed in this fashion when communicating its earnings outlook to analysts and investors. FPL Group management believes that adjusted earnings provide a more meaningful representation of FPL Group's fundamental earnings power.

"We are pleased to report another quarter of strong earnings for the combined operations of FPL Group," said Lew Hay, chairman and chief executive officer of FPL Group.

"Our financial results were driven by outstanding performance at FPL Energy, but were somewhat hindered by the economic slowdown which has dampened revenue growth and driven earnings lower at Florida Power & Light.

"The first quarter story at FPL Energy is very positive. We had high hopes for the quarter and, in fact, FPL Energy did even better than we had expected. Market conditions were favorable and overall the fleet performed well. As a result, FPL Energy's adjusted earnings grew by 28 percent.

"However, we had weaker-than-expected results at Florida Power & Light. While retail base rate revenue increased approximately $30 million in this year's quarter compared to last year's first quarter, the increase in new customers and customer usage was less than what we had expected.

"We remain very bullish on the longer term prospects for growth in Florida. We believe that what we are seeing is unusual and cyclical in nature and that we will, in time, revert to stronger revenue growth."

Florida Power & Light Company
FPL Group's rate-regulated utility subsidiary, Florida Power & Light, reported first quarter net income of $108 million or $0.27 per share, compared with $126 million, or $0.32 per share, for the prior-year quarter.

Customer growth slowed as a result of economic conditions in Florida, particularly those related to the housing market. The average number of Florida Power & Light accounts increased by approximately 40,000 over the first quarter of 2007, or about 0.9 percent, which is about half the long-term historical growth rate of almost two percent. For the remainder of the year, based on available data, Florida Power & Light expects new customers to grow at a relatively modest pace, in line with actual results from the first quarter.

At the same time, electricity usage per customer, as compared to the first quarter of last year, was down 0.6 percent. In most quarters, we are reasonably able to distinguish how much of the usage comparison is due to weather. However, for this year's first quarter, in which temperatures did not depart significantly from average values for much of the time, different specifications of the relationship between weather and volume produce different results, ranging from weather having a slight positive impact on the quarter-to-quarter comparison to having a slight negative impact. There are a number of factors that seem to be contributing to this weakness in usage, including customer conservation measures, general economic conditions, and the specific impact of the housing slowdown. It is difficult to separate and quantify these effects.

What this suggests to us is that we can expect weakness in usage growth for some quarters to come but that we are seeing the impact of two broad effects: the working through of the excess housing build of the past few years, and a cyclical economic slowdown. We are confident that both of these will reverse in time, and we continue to expect long-term modest growth in average usage per customer once we are through the current cycle.

Our first quarter 2008 earnings benefited slightly from the addition of Turkey Point Unit 5 that came into service in May of 2007. This plant came into rate base as a result of the generation base rate adjustment mechanism that is part of the 2005 rate agreement. On an after-tax basis, that base rate adjustment increased earnings by approximately $15 million.

Depreciation in the first quarter increased $5 million and allowance for funds used during construction (AFUDC) decreased $5 million, both after tax, primarily attributable to Turkey Point Unit 5.

Operations and maintenance (O&M) expenses for the first quarter of 2008 were generally in line with expectations, although higher than last year. The net earnings impact of the additional O&M expense in the first quarter of 2008 was approximately $25 million after tax when compared to the prior year's corresponding quarter. The additional expense reflects additional O&M expenses associated with investing to ensure the long-term reliability of Florida Power & Light's nuclear units, and the timing of maintenance and overhaul activities, as well as other reliability work.

Florida Power & Light made good progress on several critical projects. Construction of West County Energy Center Units 1 and 2 in Palm Beach County continues on schedule, and these combined-cycle, natural gas-fired generating units are expected to be completed in 2009 and 2010, respectively. The combined cost for the two units is approximately $1.3 billion, and each unit will have a capacity of approximately 1,220 megawatts.

In April, Florida Power & Light petitioned the Florida Public Service Commission for approval to build a third combined-cycle gas plant at the West County Energy Center. West County Unit 3 will be identical to Units 1 and 2 and, if approved, would be in operation by 2011. All three units will provide customers with net savings, since the impact on base rates is more than offset by greater fuel efficiency.

In March, the PSC approved Florida Power & Light's need petition to build two nuclear power units at the company's Turkey Point generating complex in Miami-Dade County. While no final commitment has yet been made, the two new units, if built, would add between 2,200 and 3,040 megawatts and would go into service in 2018 and 2020. The combined estimated cost for the new units would be $12 billion to $24 billion. This was the first time in more than 30 years a utility received approval from a state commission to proceed with plans to construct a new nuclear plant. Florida Power & Light continues to believe that if the associated risks can be adequately managed, new nuclear capacity can provide large economic and environmental benefits to its customers.

Also during the quarter, Florida Power & Light issued $600 million of first mortgage bonds on attractive terms, reflecting the company's excellent credit ratings as well as its strong financial position and liquidity.

FPL Energy
FPL Energy, the competitive energy subsidiary of FPL Group, had an outstanding quarter and reported first quarter net income on a GAAP basis of $164 million or $0.41 per share, compared to $45 million, or $0.11 per share, in the prior year quarter. FPL Energy's net income for the first quarter of 2008 included a net unrealized after-tax loss of $56 million associated with the mark-to-market effect of non-qualifying hedges and OTTI.

The loss associated with the mark-to-market effect of non-qualifying hedges actually is good news for FPL Energy, since the value of the company's unhedged asset positions rose significantly with the general rise in forward power and natural gas prices, while the loss on the hedges was offset by increases in the value of the underlying assets. Neither of these value increase effects is shown in the company's results. Since the end of 2007, the ten-year NYMEX gas strip has risen about 16 percent, increasing the value of the FPL Energy portfolio significantly.

The results for last year's first quarter included a net unrealized after-tax loss of $127 million primarily associated with the mark-to-market effect of non-qualifying hedges.

Excluding the mark-to-market effect of non-qualifying hedges and OTTI, adjusted net income for FPL Energy was $220 million, or $0.55 per share, compared to $172 million, or $0.43 per share, in 2007.

Growth in adjusted earnings at FPL Energy in the first quarter was driven principally by the addition of new projects, including new wind projects and the Point Beach nuclear facility; improved pricing in some existing assets and higher earnings associated with wholesale marketing and trading operations. These gains were partially offset by an unplanned outage at the Seabrook nuclear plant, which was related to a switchyard equipment failure.

Since the first quarter of last year, FPL Energy has added 2,171 megawatts of new investments to its portfolio, increasing after-tax earnings by approximately $31 million. About half of the new investments, or 1,099 megawatts, are new wind facilities that FPL Energy developed, built and now has placed into service. Almost all the remaining addition comes from the Point Beach nuclear facility.

FPL Energy continues to develop its full range of investment opportunities, but maintains a clear focus on its national leadership in wind and solar energy. FPL Energy is on course to add 7,000-9,000 megawatts of new wind capacity from 2008-2012 and expects to add between 200-400 megawatts of solar generation by 2012.

In March, FPL Energy, through a wholly-owned subsidiary, filed a certification application with the California Energy Commission (CEC) to build, own and operate a 250-megawatt solar thermal energy plant in Kern County, California.

FPL Energy recently agreed to purchase 85 megawatts of an operating wind facility in Canada. This entry-point acquisition is expected to allow FPL Energy to pursue additional opportunities in Canada.

FPL Energy's wind program continues to make excellent progress. Thus far in 2008, the company completed construction of 186 megawatts of new wind projects. It has approximately 525 megawatts under construction, all of which are expected to reach commercial operation by the end of the year. For 2008, FPL Energy expects to add 1,100-1,300 megawatts of wind capacity.

Corporate and Other

The loss in Corporate and Other increased $2 million for the first quarter of 2008 compared to the first quarter of 2007.

Outlook

"Although there always will be execution risk in attaining our financial performance targets, we believe that we are in a good position to meet our 2008 expectations," said Hay.

"We continue to believe that, given normal weather, and no further material decline in Florida's economy, the previous range estimate of adjusted earnings per share for 2008 of $3.83 to $3.93 is a reasonable estimation of our full-year results. Although it is still early in the year and much can change, it seems likely that Florida Power & Light will be challenged to meet its plan, while FPL Energy is well positioned to exceed our original expectations. In addition, we continue to see a range of adjusted earnings of $4.15 to $4.35 per share as reasonable for 2009, consistent with our prior guidance.

"We are taking what we believe are the appropriate measures to respond to the short-term weaknesses that we are experiencing in Florida, while still ensuring that we provide excellent service to our customers. Our actions will enable us to be prepared for the turnaround that will come in due course.

"Longer term, our two primary businesses are well positioned to grow earnings. At FPL, we continue to believe that owning a premier utility with a constructive regulatory environment and whose location is attractive to long-term demographic trends is a position that most would envy. At FPL Energy, owning a diverse, clean competitive generation portfolio with significant, attractive growth prospects makes us feel very optimistic about our future.

"Although the Florida and U.S. economies are struggling a bit right now, we are very optimistic about our long-term prospects."

As always, FPL Group's earnings expectations assume normal weather and operating conditions and exclude the effect of adopting new accounting standards, if any, and the mark-to-market effect of non-qualifying hedges, and OTTI, none of which can be determined at this time.

As previously announced, FPL Group's first quarter earnings conference call is scheduled for 9 a.m. ET on Wednesday, April 30, 2008. The webcast is available on FPL Group's website by accessing the following link, http://www.FPLGroup.com/investor/contents/investor_index.shtml. The slides accompanying the presentation may be downloaded at www.FPLGroup.com beginning at 7:30 a.m. ET today. For those unable to listen to the live webcast, a replay will be available for 30 days by accessing the same link as listed above.

This press release should be read in conjunction with the attached unaudited financial information.

Profile

FPL Group, with annual revenues of over $15 billion, is nationally known as a high quality, efficient, and customer-driven organization focused on energy-related products and services. With a growing presence in 27 states, it is widely recognized as one of the country's premier power companies. Its rate-regulated subsidiary, Florida Power & Light Company, serves 4.5 million customer accounts in Florida.  FPL Energy, LLC, an FPL Group competitive energy subsidiary, is a leader in producing electricity from clean and renewable fuels.  Additional information is available on the Internet at www.FPLGroup.com, www.FPL.com  and www.FPLEnergy.com.

Cautionary Statements And Risk Factors That May Affect Future Results

In connection with the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (Reform Act), FPL Group, Inc. (FPL Group) and Florida Power & Light Company (FPL) are hereby providing cautionary statements identifying important factors that could cause FPL Group's or FPL's actual results to differ materially from those projected in forward-looking statements (as such term is defined in the Reform Act) made by or on behalf of FPL Group and FPL in this press release, on their respective websites, in response to questions or otherwise. Any statements that express, or involve discussions as to, expectations, beliefs, plans, objectives, assumptions, future events or performance, climate change strategy or growth strategies (often, but not always, through the use of words or phrases such as will likely result, are expected to, will continue, is anticipated, aim, believe, could, estimated, may, plan, potential, projection, target, outlook, predict, intend) are not statements of historical facts and may be forward-looking. Forward-looking statements involve estimates, assumptions and uncertainties. Accordingly, any such statements are qualified in their entirety by reference to, and are accompanied by, the following important factors (in addition to any assumptions and other factors referred to specifically in connection with such forward-looking statements) that could cause FPL Group's or FPL's actual results to differ materially from those contained in forward-looking statements made by or on behalf of FPL Group and FPL.

Any forward-looking statement speaks only as of the date on which such statement is made, and FPL Group and FPL undertake no obligation to update any forward-looking statement to reflect events or circumstances, including unanticipated events, after the date on which such statement is made. New factors emerge from time to time and it is not possible for management to predict all of such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statement.

The following are some important factors that could have a significant impact on FPL Group's and FPL's operations and financial results, and could cause FPL Group's and FPL's actual results or outcomes to differ materially from those discussed in the forward-looking statements:

FPL Group and FPL are subject to complex laws and regulations and to changes in laws and regulations as well as changing governmental policies and regulatory actions, including, but not limited to, initiatives regarding deregulation and restructuring of the energy industry and environmental matters, including, but not limited to, matters related to the effects of climate change.  FPL holds franchise agreements with local municipalities and counties, and must renegotiate expiring agreements.  These factors may have a negative impact on the business and results of operations of FPL Group and FPL.

  FPL Group and FPL are subject to complex laws and regulations, and to changes in laws or regulations, including, but not limited to, the PURPA, the Holding Company Act, the Federal Power Act, the Atomic Energy Act of 1954, as amended, the 2005 Energy Act and certain sections of the Florida statutes relating to public utilities, changing governmental policies and regulatory actions, including, but not limited to, those of the FERC, the FPSC and the legislatures and utility commissions of other states in which FPL Group has operations, and the NRC, with respect to, among other things, allowed rates of return, industry and rate structure, operation of nuclear power facilities, construction and operation of plant facilities, construction and operation of transmission and distribution facilities, acquisition, disposal, depreciation and amortization of assets and facilities, recovery of fuel and purchased power costs, decommissioning costs, ROE and equity ratio limits, and present or prospective wholesale and retail competition (including, but not limited to, retail wheeling and transmission costs).  The FPSC has the authority to disallow recovery by FPL of any and all costs that it considers excessive or imprudently incurred.  The regulatory process generally restricts FPL's ability to grow earnings and does not provide any assurance as to achievement of earnings levels.

  FPL Group and FPL are subject to extensive federal, state and local environmental statutes, rules and regulations, as well as the effect of changes in or additions to applicable statutes, rules and regulations relating to air quality, water quality, climate change, waste management, marine and wildlife mortality, natural resources and health and safety that could, among other things, restrict or limit the output of certain facilities or the use of certain fuels required for the production of electricity and/or require additional pollution control equipment and otherwise increase costs.  There are significant capital, operating and other costs associated with compliance with these environmental statutes, rules and regulations, and those costs could be even more significant in the future.

  FPL Group and FPL operate in a changing market environment influenced by various legislative and regulatory initiatives regarding deregulation, regulation or restructuring of the energy industry, including, but not limited to, deregulation or restructuring of the production and sale of electricity, as well as increased focus on renewable energy sources.  FPL Group and its subsidiaries will need to adapt to these changes and may face increasing competitive pressure.

  FPL Group's and FPL's results of operations could be affected by FPL's ability to renegotiate franchise agreements with municipalities and counties in Florida.

The operation and maintenance of transmission, distribution and power generation facilities, including nuclear facilities, involve significant risks that could adversely affect the results of operations and financial condition of FPL Group and FPL.

  The operation and maintenance of transmission, distribution and power generation facilities involve many risks, including, but not limited to, start up risks, breakdown or failure of equipment, transmission and distribution lines or pipelines, the inability to properly manage or mitigate known equipment defects throughout FPL Group's and FPL's generation fleets and transmission and distribution systems unless and until such defects are remediated, use of new technology, the dependence on a specific fuel source, including the supply and transportation of fuel, or the impact of unusual or adverse weather conditions (including, but not limited to, natural disasters such as hurricanes and droughts), as well as the risk of performance below expected or contracted levels of output or efficiency.  This could result in lost revenues and/or increased expenses, including, but not limited to, the requirement to purchase power in the market at potentially higher prices to meet contractual obligations.  Insurance, warranties or performance guarantees may not cover any or all of the lost revenues or increased expenses, including, but not limited to, the cost of replacement power.  In addition to these risks, FPL Group's and FPL's nuclear units face certain risks that are unique to the nuclear industry including, but not limited to, the ability to store and/or dispose of spent nuclear fuel and the potential payment of significant retrospective insurance premiums, as well as additional regulatory actions up to and including shutdown of the units stemming from public safety concerns, whether at FPL Group's and FPL's plants, or at the plants of other nuclear operators.  Breakdown or failure of an operating facility of FPL Energy may prevent the facility from performing under applicable power sales agreements which, in certain situations, could result in termination of the agreement or incurring a liability for liquidated damages.

The construction of, and capital improvements to, power generation facilities, including nuclear facilities, involve substantial risks.  Should construction or capital improvement efforts be unsuccessful, the results of operations and financial condition of FPL Group and FPL could be adversely affected.

  FPL Group's and FPL's ability to successfully and timely complete their power generation facilities currently under construction, those projects yet to begin construction or capital improvements to existing facilities within established budgets is contingent upon many variables, including, but not limited to, transmission interconnection issues and escalating costs for materials, labor and environmental compliance, and subject to substantial risks.  Should any such efforts be unsuccessful, FPL Group and FPL could be subject to additional costs, termination payments under committed contracts, and/or the write-off of their investment in the project or improvement.

The use of derivative contracts by FPL Group and FPL in the normal course of business could result in financial losses that negatively impact the results of operations of FPL Group and FPL.

  FPL Group and FPL use derivative instruments, such as swaps, options and forwards to manage their commodity and financial market risks.  FPL Group provides full energy and capacity requirements services primarily to distribution utilities and engages in energy trading activities.  FPL Group could recognize financial losses as a result of volatility in the market values of these derivative instruments, or if a counterparty fails to perform.  In the absence of actively quoted market prices and pricing information from external sources, the valuation of these derivative instruments involves management's judgment or use of estimates.  As a result, changes in the underlying assumptions or use of alternative valuation methods could affect the reported fair value of these derivative instruments.  In addition, FPL's use of such instruments could be subject to prudency challenges and if found imprudent, cost recovery could be disallowed by the FPSC.

FPL Group's competitive energy business is subject to risks, many of which are beyond the control of FPL Group, that may reduce the revenues and adversely impact the results of operations and financial condition of FPL Group.

  There are other risks associated with FPL Group's competitive energy business.  In addition to risks discussed elsewhere, risk factors specifically affecting FPL Energy's success in competitive wholesale markets include, but are not limited to, the ability to efficiently develop and operate generating assets, the successful and timely completion of project restructuring activities, maintenance of the qualifying facility status of certain projects, the price and supply of fuel (including transportation), transmission constraints, competition from new sources of generation, excess generation capacity and demand for power.  There can be significant volatility in market prices for fuel and electricity, and there are other financial, counterparty and market risks that are beyond the control of FPL Energy.  FPL Energy's inability or failure to effectively hedge its assets or positions against changes in commodity prices, interest rates, counterparty credit risk or other risk measures could significantly impair FPL Group's future financial results.  In keeping with industry trends, a portion of FPL Energy's power generation facilities operate wholly or partially without long-term power purchase agreements.  As a result, power from these facilities is sold on the spot market or on a short-term contractual basis, which may affect the volatility of FPL Group's financial results.  In addition, FPL Energy's business depends upon transmission facilities owned and operated by others; if transmission is disrupted or capacity is inadequate or unavailable, FPL Energy's ability to sell and deliver its wholesale power may be limited.

FPL Group's ability to successfully identify, complete and integrate acquisitions is subject to significant risks, including, but not limited to, the effect of increased competition for acquisitions resulting from the consolidation of the power industry.

  FPL Group is likely to encounter significant competition for acquisition opportunities that may become available as a result of the consolidation of the power industry, in general, as well as the passage of the 2005 Energy Act.  In addition, FPL Group may be unable to identify attractive acquisition opportunities at favorable prices and to complete and integrate them successfully and in a timely manner.

Because FPL Group and FPL rely on access to capital markets, the inability to maintain current credit ratings and to access capital markets on favorable terms may limit the ability of FPL Group and FPL to grow their businesses and would likely increase interest costs.

  FPL Group and FPL rely on access to capital markets as a significant source of liquidity for capital requirements not satisfied by operating cash flows.  The inability of FPL Group, FPL Group Capital and FPL to maintain their current credit ratings, as well as significant volatility in the financial markets, could affect their ability to raise capital on favorable terms, which, in turn, could impact FPL Group's and FPL's ability to grow their businesses and would likely increase their interest costs.

Customer growth in FPL's service area affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by the growth in customer accounts in FPL's service area.  Customer growth can be affected by population growth as well as economic factors in Florida, including, but not limited, to job and income growth, housing starts and new home prices.  Customer growth directly influences the demand for electricity and the need for additional power generation and power delivery facilities at FPL.

Weather affects FPL Group's and FPL's results of operations.

  FPL Group's and FPL's results of operations are affected by changes in the weather.  Weather conditions directly influence the demand for electricity and natural gas, affect the price of energy commodities, and can affect the production of electricity at power generating facilities, including, but not limited to, wind, solar and hydro-powered facilities.  FPL Group's and FPL's results of operations can be affected by the impact of severe weather which can be destructive, causing outages and/or property damage, may affect fuel supply, and could require additional costs to be incurred.  At FPL, recovery of these costs is subject to FPSC approval.

FPL Group and FPL are subject to costs and other effects of legal proceedings as well as changes in or additions to applicable tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

  FPL Group and FPL are subject to costs and other effects of legal and administrative proceedings, settlements, investigations and claims, as well as the effect of new, or changes in, tax laws, rates or policies, rates of inflation, accounting standards, securities laws and corporate governance requirements.

Threats of terrorism and catastrophic events that could result from terrorism, cyber attacks, or individuals and/or groups attempting to disrupt FPL Group's and FPL's business may impact the operations of FPL Group and FPL in unpredictable ways.

  FPL Group and FPL are subject to direct and indirect effects of terrorist threats and activities, as well as cyber attacks and disruptive activities of individuals and/or groups.  Infrastructure facilities and systems, including, but not limited to, generation, transmission and distribution facilities, physical assets and information systems, in general, have been identified as potential targets.  The effects of these threats and activities include, but are not limited to, the inability to generate, purchase or transmit power, the delay in development and construction of new generating facilities, the risk of a significant slowdown in growth or a decline in the U.S. economy, delay in economic recovery in the U.S., and the increased cost and adequacy of security and insurance.

The ability of FPL Group and FPL to obtain insurance and the terms of any available insurance coverage could be affected by national, state or local events and company-specific events.

  FPL Group's and FPL's ability to obtain insurance, and the cost of and coverage provided by such insurance, could be affected by national, state or local events as well as company-specific events.

FPL Group and FPL are subject to employee workforce factors that could affect the businesses and financial condition of FPL Group and FPL.

  FPL Group and FPL are subject to employee workforce factors, including, but not limited to, loss or retirement of key executives, availability of qualified personnel, inflationary pressures on payroll and benefits costs, collective bargaining agreements with union employees and work stoppage that could affect the businesses and financial condition of FPL Group and FPL.

The risks described herein are not the only risks facing FPL Group and FPL.  Additional risks and uncertainties not currently known to FPL Group or FPL, or that are currently deemed to be immaterial, also may materially adversely affect FPL Group's or FPL's business, financial condition and/or future operating results.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,534	$ 853	$ 47	$ 3,434

Operating Expenses
Fuel, purchased power and interchange	1,457	245	24	1,726
Other operations and maintenance	378	248	16	642
Storm cost amoritization	11	-	-	11
Depreciation and amortization	196	133	4	333
Taxes other than income taxes	248	31	-	279

Total operating expenses	2,290	657	44	2,991

Operating Income (Loss)	244	196	3	443

Other Income (Deductions)
Interest charges	(86)	(74)	(39)	(199)
Equity in earnings of equity method investees	-	14	-	14
Gains (losses) on disposal of assets	-	4	-	4
Allowance for equity funds used during construction	5	-	-	5
Interest Income	4	10	1	15
Other - net	(3)	-	-	(3)

Total other income (deductions) - net	(80)	(46)	(38)	(164)

Income (Loss) Before Income Taxes	164	150	(35)	279

Income Tax Expense (Benefit)	56	(14)	(12)	30

Net Income (Loss)	$ 108	$ 164	$ (23)	$ 249

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 108	$ 164	$ (23)	$ 249

Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	52	-	52
Other than temporary impairment losses - net	-	4	-	4

Adjusted Earnings (Loss)	$ 108	$ 220	$ (23)	$ 305

Earnings (Loss) Per Share (assuming dilution)	$ 0.27	$ 0.41	$ (0.06)	$ 0.62
Adjusted Earnings (Loss) Per Share	$ 0.27	$ 0.55	$ (0.06)	$ 0.76
Weighted-average shares outstanding (assuming dilution)				402

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with the differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Income (millions, except per share amounts) (unaudited)
Three Months Ended March 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Operating Revenues	$ 2,448	$ 585	$ 42	$ 3,075

Operating Expenses
Fuel, purchased power and interchange	1,414	237	21	1,672
Other operations and maintenance	329	172	15	516
Storm cost amortization	23	-	-	23
Depreciation and amortization	188	103	4	295
Taxes other than income taxes	247	26	(2)	271

Total operating expenses	2,201	538	38	2,777

Operating Income (Loss)	247	47	4	298

Other Income (Deductions)
Interest charges	(68)	(73)	(39)	(180)
Equity in earnings of equity method investees	-	10	-	10
Gains (losses) on disposal of assets	-	1	-	1
Allowance for equity funds used during construction	8	-	-	8
Interest Income	9	7	7	23
Other - net	(2)	(2)	-	(4)

Total other income (deductions) - net	(53)	(57)	(32)	(142)

Income (Loss) Before Income Taxes	194	(10)	(28)	156

Income Tax Expense (Benefit)	68	(55)	(7)	6

Net Income (Loss)	$ 126	$ 45	$ (21)	$ 150

Reconciliation of Net Income (Loss) to Adjusted Earnings (Loss):

Net Income (Loss)	$ 126	$ 45	$ (21)	$ 150

Adjustments, net of income taxes:
Net unrealized mark-to-market (gains) losses associated
with non-qualifying hedges	-	126	-	126
Other than temporary impairment losses - net	-	1	-	1

Adjusted Earnings (Loss)	$ 126	$ 172	$ (21)	$ 277

Earnings (Loss) Per Share (assuming dilution)	$ 0.32	$ 0.11	$ (0.05)	$ 0.38
Adjusted Earnings (Loss) Per Share	$ 0.32	$ 0.43	$ (0.05)	$ 0.70
Weighted-average shares outstanding (assuming dilution)				400

FPL Energy's interest charges are based on a deemed capital structure of 50% debt for operating projects and 100% debt for projects under construction. For these purposes, the deferred credit associated with the differential membership interests sold by an FPL Energy subsidiary in December 2007 is included with debt. Residual non-utility interest charges are included in Corporate & Other. Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)

March 31, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,869	$ 12,692	$ 249	$ 38,810
Nuclear fuel	588	544	-	1,132
Construction work in progress	1,127	859	12	1,998
Less accumulated depreciation and amortization	(10,037)	(2,308)	(144)	(12,489)

Total property, plant and equipment - net	17,547	11,787	117	29,451

Current Assets
Cash and cash equivalents	451	145	7	603
Customer receivables, net of allowances	713	598	16	1,327
Other receivables, net of allowances	212	101	70	383
Materials, supplies and fossil fuel inventory - at avg. cost	545	284	7	836
Regulatory assets:
Deferred clause and franchise expenses	129	-	-	129
Securitized storm-recovery costs	60	-	-	60
Derivatives	-	-	-	-
Other	-	-	3	3
Derivatives	417	283	-	700
Other	95	153	(10)	238

Total current assets	2,622	1,564	93	4,279

Other Assets
Special use funds	2,424	946	-	3,370
Prepaid benefit costs	928	-	1,026	1,954
Other investments	7	245	163	415
Regulatory assets:
Securitized storm-recovery costs	742	-	-	742
Deferred clause expenses	6	-	-	6
Unamortized loss on reacquired debt	35	-	-	35
Other	76	-	21	97
Other	250	482	249	981

Total other assets	4,468	1,673	1,459	7,600

Total Assets	$ 24,637	$ 15,024	$ 1,669	$ 41,330

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	5,267	(4,895)	4,690
Retained earnings	1,642	1,956	2,432	6,030
Accumulated other comprehensive income (loss)	-	(151)	141	(10)

Total common shareholders' equity	7,333	7,072	(3,691)	10,714
Long-term debt	5,553	2,820	3,931	12,304

Total capitalization	12,886	9,892	240	23,018

Current Liabilities
Commercial paper	341	-	502	843
Current maturities of long-term debt	237	654	-	891
Accounts payable	762	558	8	1,328
Customer deposits	541	7	-	548
Accrued interest and taxes	283	102	31	416
Regulatory liabilities:
Deferred clause and franchise revenues	15	-	-	15
Derivatives	468	-	-	468
Pension	-	-	24	24
Derivatives	8	465	1	474
Other	560	354	(42)	872

Total current liabilities	3,215	2,140	524	5,879

Other Liabilities and Deferred Credits
Asset retirement obligations	1,675	511	-	2,186
Accumulated deferred income taxes	2,871	907	174	3,952
Regulatory liabilities:
Accrued asset removal costs	2,096	-	-	2,096
Asset retirement obligation regulatory expense difference	818	-	-	818
Pension	-	-	684	684
Other	255	-	-	255
Derivatives	3	399	-	402
Other	818	1,175	47	2,040

Total other liabilities and deferred credits	8,536	2,992	905	12,433

Commitments and Contingencies

Total Capitalization and Liabilities	$ 24,637	$ 15,024	$ 1,669	$ 41,330

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Balance Sheets (millions) (unaudited)
December 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Property, Plant and Equipment
Electric utility plant in service and other property	$ 25,585	$ 12,398	$ 248	$ 38,231
Nuclear fuel	565	531	-	1,096
Construction work in progress	1,101	605	7	1,713
Less accumulated depreciation and amortization	(10,081)	(2,167)	(140)	(12,388)

Total property, plant and equipment - net	17,170	11,367	115	28,652

Current Assets
Cash and cash equivalents	63	157	70	290
Customer receivables, net of allowances	807	673	16	1,496
Other receivables, net of allowances	178	99	(52)	225
Materials, supplies and fossil fuel inventory - at avg. cost	583	268	6	857
Regulatory assets:
Deferred clause and franchise expenses	103	-	-	103
Securitized storm-recovery costs	59	-	-	59
Derivatives	117	-	-	117
Other	-	-	2	2
Derivatives	83	99	-	182
Other	260	150	38	448

Total current assets	2,253	1,446	80	3,779

Other Assets
Special use funds	2,499	982	1	3,482
Prepaid benefit costs	907	-	1,004	1,911
Other investments	7	227	157	391
Regulatory assets:
Securitized storm-recovery costs	756	-	-	756
Deferred clause expenses	121	-	-	121
Unamortized loss on reacquired debt	36	-	-	36
Other	72	-	23	95
Other	223	483	194	900

Total other assets	4,621	1,692	1,379	7,692

Total Assets	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Capitalization
Common stock	$ 1,373	$ -	$ (1,369)	$ 4
Additional paid-in capital	4,318	5,139	(4,787)	4,670
Retained earnings	1,584	1,792	2,569	5,945
Accumulated other comprehensive income (loss)	-	(28)	144	116

Total common shareholders' equity	7,275	6,903	(3,443)	10,735
Long-term debt	4,976	2,873	3,431	11,280

Total capitalization	12,251	9,776	(12)	22,015

Current Liabilities
Commercial paper	842	-	175	1,017
Current maturities of long-term debt	241	654	506	1,401
Accounts payable	706	493	5	1,204
Customer deposits	531	7	1	539
Accrued interest and taxes	225	128	(2)	351
Regulatory liabilities:
Deferred clause and franchise revenues	18	-	-	18
Derivatives	-	-	-	-
Pension	-	-	24	24
Derivatives	182	107	-	289
Other	531	380	4	915

Total current liabilities	3,276	1,769	713	5,758

Other Liabilities and Deferred Credits
Asset retirement obligations	1,653	504	-	2,157
Accumulated deferred income taxes	2,716	935	170	3,821
Regulatory liabilities:
Accrued asset removal costs	2,098	-	-	2,098
Asset retirement obligation regulatory expense difference	921	-	-	921
Pension	-	-	696	696
Other	235	-	1	236
Derivatives	5	346	-	351
Other	889	1,175	6	2,070

Total other liabilities and deferred credits	8,517	2,960	873	12,350

Commitments and Contingencies

Total Capitalization and Liabilities	$ 24,044	$ 14,505	$ 1,574	$ 40,123

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2008	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 108	$ 164	$ (23)	$ 249
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	196	133	4	333
Nuclear fuel amortization	25	22	-	47
Recoverable storm-related costs of FPL	85	-	-	85
Storm cost amortization	11	-	-	11
Unrealized (gains) losses on marked to market energy contracts	-	36	-	36
Deferred income taxes	153	(6)	(9)	138
Cost recovery clauses and franchise fees	86	-	-	86
Change in prepaid option premiums	2	(6)	-	(4)
Equity in earnings of equity method investees	-	(14)	-	(14)
Distributions of earnings from equity method investees	-	1	-	1
Changes in operating assets and liabilities:
Customer receivables	94	75	-	169
Other receivables	16	18	(21)	13
Materials, supplies and fossil fuel inventory	38	(23)	-	15
Other current assets	(14)	(1)	6	(9)
Other assets	(49)	-	(22)	(71)
Accounts payable	105	21	2	128
Customer deposits	10	(1)	-	9
Margin cash collateral	92	38	(1)	129
Income taxes	(49)	(42)	(24)	(115)
Interest and other taxes	73	5	1	79
Other current liabilities	(6)	(50)	(4)	(60)
Other liabilities	5	(9)	8	4
Other - net	33	7	18	58

Net cash provided by (used in) operating activities	1,014	368	(65)	1,317

Cash Flows From Investing Activities
Capital expenditures of FPL	(585)	-	-	(585)
Independent power investments	-	(495)	(49)	(544)
Nuclear fuel purchases	(48)	(11)	-	(59)
Other capital expenditures	-	-	(5)	(5)
Proceeds from sale of securities in special use funds	282	93	-	375
Purchases of securities in special use funds	(308)	(94)	-	(402)
Proceeds from sale of other securities	-	-	35	35
Purchases of other securities	-	-	(42)	(42)
Other - net	1	52	(14)	39

Net cash provided by (used in) investing activities	(658)	(455)	(75)	(1,188)

Cash Flows From Financing Activities
Issuances of long-term debt	589	10	500	1,099
Retirements of long-term debt	(24)	(63)	(506)	(593)
Net change in short-term debt	(502)	-	328	(174)
Issuances of common stock	-	-	8	8
Dividends on common stock	-	-	(178)	(178)
Dividends & capital distributions from (to) FPL Group - net	(50)	129	(79)	-
Change in funds held for storm-recovery bond payments	19	-	-	19
Other - net	-	(1)	4	3

Net cash provided by (used in) financing activities	32	75	77	184

Net increase (decrease) in cash and cash equivalents	388	(12)	(63)	313
Cash and cash equivalents at beginning of period	63	157	70	290

Cash and cash equivalents at end of period	$ 451	$ 145	$ 7	$ 603

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Condensed Consolidated Statements of Cash Flows (millions) (unaudited)
Three Months Ended March 31, 2007	Florida Power & Light	FPL Energy	Corporate & Other	FPL Group, Inc.

Cash Flows From Operating Activities
Net income (loss)	$ 126	$ 45	$ (21)	$ 150
Adjustments to reconcile net income (loss) to net
cash provided by (used in) operating activities:
Depreciation and amortization	188	103	4	295
Nuclear fuel amortization	23	11	(1)	33
Recoverable storm-related costs of FPL	(4)	-	-	(4)
Storm cost amortization	23	-	-	23
Unrealized (gains) losses on marked to market energy contracts	-	187	-	187
Deferred income taxes	109	210	(2)	317
Cost recovery clauses and franchise fees	244	-	-	244
Change in prepaid option premiums	23	-	-	23
Equity in earnings of equity method investees	-	(10)	-	(10)
Distribution of earnings from equity method investees	-	85	-	85
Changes in operating assets and liabilities:
Customer receivables	128	(73)	1	56
Other receivables	16	(8)	(3)	5
Materials, supplies and fossil fuel inventory	7	58	1	66
Other current assets	(22)	2	9	(11)
Other assets	(34)	8	(1)	(27)
Accounts payable	(88)	8	5	(75)
Customer deposits	11	1	-	12
Margin cash collateral	56	45	-	101
Income taxes	63	(134)	(266)	(337)
Interest and other taxes	61	2	4	67
Other current liabilities	17	-	(11)	6
Other liabilities	(3)	(36)	13	(26)
Other - net	29	15	(5)	39

Net cash provided by (used in) operating activities	973	519	(273)	1,219

Cash Flows From Investing Activities
Capital expenditures of FPL	(491)	-	-	(491)
Independent power investments	-	(265)	-	(265)
Nuclear fuel purchases	(29)	(39)	-	(68)
Other capital expenditures	-	-	(15)	(15)
Proceeds from sale of securities in special use funds	413	64	-	477
Purchases of securities in special use funds	(435)	(68)	-	(503)
Proceeds from sale of other securities	-	-	48	48
Purchases of other securities	-	-	(62)	(62)
Other - net	2	12	12	26

Net cash provided by (used in) investing activities	(540)	(296)	(17)	(853)

Cash Flows From Financing Activities
Issuances of long-term debt	-	-	-	-
Retirements of long-term debt	-	(43)	(575)	(618)
Net change in short-term debt	(104)	-	107	3
Issuances of common stock	-	-	11	11
Dividends on common stock	-	-	(163)	(163)
Dividends & capital distributions from (to) FPL Group - net	(350)	(114)	464	-
Change in funds held for storm-recovery bond payments	-	-	-	-
Other - net	-	3	4	7

Net cash provided by (used in) financing activities	(454)	(154)	(152)	(760)

Net increase (decrease) in cash and cash equivalents	(21)	69	(442)	(394)
Cash and cash equivalents at beginning of period	64	92	464	620

Cash and cash equivalents at end of period	$ 43	$ 161	$ 22	$ 226

Corporate & Other represents other business activities, other segments that are not separately reportable, eliminating entries, and may include the net effect of rounding.

FPL Group, Inc. Earnings Per Share Summary (assuming dilution) (unaudited)

	Three Months Ended March 31,

	2008	2007

Florida Power & Light Company	$ 0.27	$ 0.32
FPL Energy, LLC	0.41	0.11
Corporate and Other	(0.06)	(0.05)

Earnings Per Share	$ 0.62	$ 0.38

Reconciliation of Earnings Per Share to Adjusted Earnings Per Share:

Earnings Per Share	$ 0.62	$ 0.38

Net unrealized mark-to-market (gains) losses associated with non-qualifying hedges	0.13	0.32
Other than temporary impairment losses - net	0.01	-

Adjusted Earnings Per Share	$ 0.76	$ 0.70

FPL Group, Inc. Earnings Per Share Contributions (assuming dilution) (unaudited)

First Quarter

FPL Group - 2007 Earnings Per Share	$ 0.38

Florida Power & Light - 2007 Earnings Per Share	0.32
Customer growth	0.01
Customer usage	-
Base rate adjustment for Turkey Point Unit No. 5	0.04
O&M expense	(0.06)
Depreciation expense	(0.01)
AFUDC	(0.01)
Interest expense (gross)	(0.01)
Share dilution	-
Other	(0.01)

Florida Power & Light - 2008 Earnings Per Share	0.27

FPL Energy - 2007 Earnings Per Share	0.11
New investments	0.08
Existing assets	0.03
Asset optimization and trading	0.03
Restructurings activities	-
Non-qualifying hedges impact	0.19
Change in other than temporary impairment losses - net	(0.01)
Share dilution	-
Other, including interest expense	(0.02)

FPL Energy - 2008 Earnings Per Share	0.41

Corporate and Other - 2007 Earnings Per Share	(0.05)
FPL FiberNet	-
Share dilution	-
Other, including interest expense	(0.01)

Corporate and Other - 2008 Earnings Per Share	(0.06)

FPL Group - 2008 Earnings Per Share	$ 0.62

The sum of the quarterly amounts may not equal the total for the year due to rounding.

FPL Group, Inc. Schedule of Total Debt and Equity (millions) (unaudited)

March 31, 2008	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	308
Wind assets	2,087
Hydro assets	700
Storm Securitization Debt	628
Debt with partial corporate support:
Natural gas-fired assets	164
Other long-term debt, including current maturities, and
commercial paper[3]	8,142	8,142

Total debt	14,038	8,992
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	10,714	10,714

Total capitalization, including debt due within one year	$ 24,752	$ 20,865

Debt ratio	57%	43%

December 31, 2007	Per Books	Adjusted [1]

Long-term debt, including current maturities, and
commercial paper
Junior Subordinated Debentures[2]	$ 2,009	$ 850
Project debt:
Natural gas-fired assets	320
Wind assets	1,903
Hydro assets	700
Storm Securitization Debt	652
Debt with partial corporate support:
Natural gas-fired assets	335
Other long-term debt, including current maturities, and
commercial paper[3]	7,779	7,779

Total debt	13,698	8,629
Junior Subordinated Debentures[2]		1,159
Common shareholders' equity	10,735	10,735

Total capitalization, including debt due within one year	$ 24,433	$ 20,523

Debt ratio	56%	42%

1 Ratios exclude impact of imputed debt for purchase power obligations
2 Adjusted to reflect preferred stock characteristics of these securities (preferred trust securities and junior subordinated debentures)
3 Includes premium and discount on all debt issuances

FPL Group, Inc. Long-Term Debt and Commercial Paper Schedule as of March 31, 2008
(unaudited)
Type of Debt	Interest Rate (%)	Maturity Date	Total Debt	Current Portion	Long-Term Portion

Long-Term:
Florida Power & Light
First Mortgage Bonds:
First Mortgage Bonds	6.000	06/01/08	$ 200	$ 200	$ -
First Mortgage Bonds	5.875	04/01/09	225	-	225
First Mortgage Bonds	4.850	02/01/13	400	-	400
First Mortgage Bonds	5.850	02/01/33	200	-	200
First Mortgage Bonds	5.950	10/01/33	300	-	300
First Mortgage Bonds	5.625	04/01/34	500	-	500
First Mortgage Bonds	5.650	02/01/35	240	-	240
First Mortgage Bonds	4.950	06/01/35	300	-	300
First Mortgage Bonds	5.400	09/01/35	300	-	300
First Mortgage Bonds	6.200	06/01/36	300	-	300
First Mortgage Bonds	5.650	02/01/37	400	-	400
First Mortgage Bonds	5.850	05/01/37	300	-	300
First Mortgage Bonds	5.550	11/01/17	300	-	300
First Mortgage Bonds	5.950	02/01/38	600	-	600

Total First Mortgage Bonds			4,565	200	4,365

Revenue Refunding Bonds:
Miami-Dade Solid Waste Disposal	VAR	02/01/23	15	-	15
St. Lucie Solid Waste Disposal	VAR	05/01/24	79	-	79

Total Revenue Refunding Bonds			94	-	94
Pollution Control Bonds:
Dade	VAR	04/01/20	9	-	9
Martin	VAR	07/15/22	96	-	96
Jacksonville	VAR	09/01/24	46	-	46
Manatee	VAR	09/01/24	16	-	16
Putnam	VAR	09/01/24	4	-	4
Jacksonville	VAR	05/01/27	28	-	28
St. Lucie	VAR	09/01/28	242	-	242
Jacksonville	VAR	05/01/29	52	-	52

Total Pollution Control Bonds			493	-	493
Industrial Bonds:
Dade	VAR	06/01/21	46	-	46
Total Industrial Bonds			46	-	46
Storm Securitization Bonds					-
Storm Securitization Bonds	5.053	02/01/11	100	37	63
Storm Securitization Bonds	5.044	08/01/13	140	-	140
Storm Securitization Bonds	5.127	08/01/15	100	-	100
Storm Securitization Bonds	5.256	08/01/19	288	-	288

Total Storm Securitization Bonds			628	37	591

Unamortized discount			(36)	-	(36)

TOTAL FLORIDA POWER & LIGHT			5,790	237	5,553
FPL Group Capital
Debentures:
Debentures	7.375	06/01/09	225	-	225
Debentures	7.375	06/01/09	400	-	400
Debentures	5.625	09/01/11	600	-	600
Debentures (Junior Subordinated)	5.875	03/15/44	309	-	309
Debentures (Junior Subordinated)	6.600	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.350	10/01/66	350	-	350
Debentures (Junior Subordinated)	6.650	06/15/67	400	-	400
Debentures (Junior Subordinated)	7.300	09/01/67	250	-	250
Debentures (Junior Subordinated)	7.450	09/01/67	350	-	350

Total Debentures			3,234	-	3,234

Term Loans	VAR	06/09/09	200	-	200
Term Loans	VAR	03/25/11	100	-	100
Term Loans	VAR	03/27/11	100	-	100
Term Loans	VAR	04/25/09	100	-	100
Term Loans	VAR	03/25/11	200	-	200

Total Term Loans			700	-	700

Unamortized discount			(2)	-	(2)
FPL Energy
Senior Secured Bonds:
Senior Secured Bonds	6.876	06/27/17	89	12	77
Senior Secured Bonds	6.125	03/25/19	80	9	71
Senior Secured Bonds	6.639	06/20/23	287	29	258
Senior Secured Bonds	5.608	03/10/24	306	23	283
Senior Secured Bonds	7.260	07/20/15	125	-	125
Senior Secured Bonds	6.310	07/10/17	290	-	290
Senior Secured Bonds	6.610	07/10/27	35	-	35
Senior Secured Bonds	6.960	07/10/37	250	-	250

	Total Senior Secured Bonds		1,462	73	1,389

Senior Secured Notes	7.520	06/30/19	211	14	197
Senior Secured Notes	7.110	06/28/20	97	5	92
Limited-recourse Senior Secured Notes	7.510	07/20/21	18	1	17
Senior Secured Notes	6.665	01/10/31	172	10	162
Construction Term Facility	VAR	06/30/08	327	327	-
Other Debt:
Other Debt	8.450	11/30/12	48	9	39
Other Debt	VAR	12/31/17	88	11	77
Other Debt	8.010	12/31/18	3	1	2
Other Debt	Part fixed & VAR	11/30/19	246	57	189
Other Debt	VAR	01/31/22	560	101	459
Other Debt	VAR	12/31/12	241	45	196

Total Other Debt			1,186	224	962

Unamortized discount			1	-	1
TOTAL FPL ENERGY			3,474	654	2,820

Commercial Paper:
FPL			341	341	-
Capital			503	503	-
TOTAL FPL GROUP CAPITAL			7,909	1,157	6,752
TOTAL FPL GROUP, INC.			$ 14,040	$ 1,735	$ 12,305

May not agree to financial statements due to rounding.

Florida Power & Light Company
Statistics
(unaudited)
	Quarter		Year to Date

Periods Ended March 31	2008	2007	2008

Energy sales (million kwh)
Residential	11,437	11,654	11,437
Commercial	10,717	10,615	10,717
Industrial	933	981	933
Public authorities	138	146	138
Electric utilities	217	340	217
Increase (decrease) in unbilled sales	(545)	(793)	(545)
Interchange power sales	729	826	729

Total	23,626	23,769	23,626

Average price (cents/kwh) [1]
Residential	11.24	11.34	11.24
Commercial	9.94	10.06	9.94
Industrial	8.30	8.70	8.30
Total	10.52	10.61	10.52

Average customer accounts (000's)
Residential	4,000	3,965	4,000
Commercial	499	487	499
Industrial	15	21	15
Other	3	4	3

Total	4,517	4,477	4,517

1 Excludes interchange power sales, net change in unbilled revenues, deferrals under cost recovery clauses and any provision for refund.

	2008	Normal	2007

Three Months Ended March 31
Cooling degree-days	86	52	76
Heating degree-days	96	204	134